SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                         Commission File Number 1-11427

                           NOTIFICATION OF LATE FILING


(Check One):  [ ] Form 10-K and Form 10-KSB  [X] Form 11-K
              [ ] Form 20-F [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR

For Period Ended:  December 31, 2003
                   -----------------

[ ] Transition Report on Form 10-K and Form 10-KSB
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For Transition Period Ended: --------------------------------------------------

READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I. REGISTRANT INFORMATION

Full name of registrant     New England Business Service, Inc.
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Full name of plan           401(k) Plan for Employees of New England Business
                            ---------------------------------------------------
                            Service, Inc.
                            ---------------------------------------------------

Former name if applicable   ---------------------------------------------------

Address of principal executive office (Street and number) 500 Main Street
                                                          ---------------------

City, State and Zip Code    Groton, Massachusetts 01471
                            ---------------------------------------------------




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                        PART II. RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               PART III. NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     New England Business Service, Inc. (the "Company") was not able to timely file the Annual Report on Form 11-K for the 401(k) Plan for Employees of New England Business Service, Inc. for the period ended December 31, 2003. The failure to timely file the Form 11-K is primarily attributable to the Company's inability to timely gather the required information.


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                           PART IV. OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

              Craig Barrows         (978)              449-3302
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               (Name)            (Area Code)       (Telephone number)

     (2) Have all other periodic reports required under Section 13 or 15(d)of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 [X] Yes [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                       New England Business Service, Inc.
                       ----------------------------------
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date  June 29, 2004               By: /s/ Craig Barrows
      ---------------                 --------------------------------------
                                  Name:  Craig Barrows
                                  Title: Vice President, General Counsel and
                                         Secretary